Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger, dated as of December 17, 2020 (this “Amendment”), by and among Telenav, Inc., a Delaware corporation (the “Company”), V99, Inc., a Delaware corporation (“Parent”), and Telenav99, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”). Each of the Company, Parent and Merger Sub are sometimes referred to as a “Party.” Capitalized terms used in this Amendment and not otherwise defined herein have the meaning given to them in the Merger Agreement (as defined below).

RECITALS

A. The Company, Parent and Merger Sub previously entered into an Agreement and Plan of Merger, dated as of November 2, 2020 (the “Merger Agreement”).

B. The Company, Parent and Merger Sub wish to amend certain provisions of the Merger Agreement as set forth in this Amendment.

C. Pursuant to Section 9.1 of the Merger Agreement, the Parties may amend any of the terms contained in the Merger Agreement by written agreement of the Parties whether before or after any vote of the stockholders of the Company contemplated by the Merger Agreement and whether before or after the effectiveness of the Merger Sub Stockholder Consent at any time prior to the Effective Time, by action taken by their respective boards of directors with the Company acting solely through any Independent Committee.

D. The Board, acting upon the recommendation of the Special Committee, and the respective boards of directors of each of Parent and Merger Sub, have approved the execution and delivery of this Amendment on behalf of the applicable Party.

E. The Parties are entering into this Amendment so as to: (i) condition the Parties’ obligations to consummate the Merger on the affirmative vote of the holders of 66 and 2/3% of the outstanding shares of Common Stock not Beneficially Owned by any member of the Purchaser Group in favor of the adoption of the Merger Agreement; and (ii) amend the treatment of the shares of Common Stock owned by the members of the Purchaser Group immediately prior to the Effective Time so that such shares will be converted into the Merger Consideration like all other shares of Common Stock (other than Dissenting Shares and shares owned by the Company as treasury stock immediately prior to the Effective Time).

AGREEMENT

The Parties therefore agree as follows:

1. Amendments to the Merger Agreement.

(a) The last sentence of Section 4.16 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“This Agreement also requires, as a non-waivable condition to the Closing, that the holders of 66 and 2/3% of the outstanding shares of Common Stock not Beneficially Owned by any member of the Purchaser Group shall have voted in favor of the adoption of this Agreement (the “2/3 of the Minority Approval”).”

(b) That all other references to “Majority of the Minority Approval” in the Merger Agreement are deleted in their entirety and replaced with “2/3 of the Minority Approval”.

(c) Section 3.1(c) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“All shares of Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time (collectively, “Cancelled Shares”) shall, at the Effective Time, be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.”

2. Agreement References. All references to the “Agreement” in the Merger Agreement will be deemed to be references to the Merger Agreement as amended by this Amendment.

3. Headings. The headings set forth in this Amendment are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Amendment or any of its terms or provisions.

4. Confirmation of the Merger Agreement. Other than as expressly modified by this Amendment, all provisions of the Merger Agreement remain unmodified and in full force and effect and are incorporated herein by reference.

5. Miscellaneous Provisions. The provisions of Article IX of the Merger Agreement apply to this Amendment as if fully set forth in this Amendment with the necessary changes made, mutatis mutandis.

[Signature page follows.]

The Parties are signing this Amendment on the date stated in the introductory clause.

TELENAV, INC.

By:	/s/ Steve Debenham
Name: Steve Debenham
Title: General Counsel

V99, INC.

By:	/s/ H.P. Jin
Name: H.P. Jin
Title: Chief Executive Officer

TELENAV99, INC.

By:	/s/ H.P. Jin
Name: H.P. Jin
Title: Chief Executive Officer, President and Treasurer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]